Exhibit 99.1
For Immediate Release
ITC HOLDINGS REPORTS INCREASED FOURTH
QUARTER AND YEAR-END 2010 RESULTS
     Highlights
•	Net income for the fourth quarter of $36.8 million, or $0.71 per diluted common share

•	Year-end 2010 net income of $145.7 million, or $2.84 per diluted common share

•	Capital investments of $454.6 million for the year ended December 31, 2010

•	Reaffirmed 2011 earnings per share guidance of $3.20 to $3.30 per share and capital investment guidance of $560 million to $640 million

	Three months ended		Twelve months ended
	December 31,		December 31,
(in thousands, except per share data)	2010	2009	2010	2009
OPERATING REVENUES	$189,067	$156,508	$696,843	$621,015

NET INCOME	$36,779	$33,564	$145,678	$130,900

DILUTED EPS	$0.71	$0.66	$2.84	$2.58
NOVI, Mich., February 22, 2011 — ITC Holdings Corp. (NYSE: ITC) today announced its fourth quarter and year-end results for the period ended December 31, 2010. Net income for the quarter was $36.8 million, or $0.71 per diluted common share, compared to $33.6 million, or $0.66 per diluted common share for the fourth quarter of 2009. Net income for the year ended December 31, 2010 was $145.7 million, or $2.84 per diluted common share, compared to $130.9 million, or $2.58 per diluted common share for the same period last year.
For the year ended December 31, 2010, ITC invested $454.6 million in capital projects at its operating companies, including $67.1 million, $137.7 million, $232.5 million and $17.3 million at ITCTransmission, METC, ITC Midwest and ITC Great Plains, respectively.
“I am very pleased to conclude another successful quarter and year with solid operational and financial performance,” said Joseph L. Welch, chairman, president and CEO of ITC. “We made substantial progress during 2010 in furthering our strategy and delivering on the commitments to both our customers and shareholders outlined in our five-year plan. Perhaps more importantly, we also made great strides in better positioning the company for continued successful execution of our strategic plan, which we expect will provide for long-term, sustainable growth in our business.”
Reported net income for the fourth quarter of 2010 increased $3.2 million, or $0.05 per diluted common share, compared to the same period in 2009. For the year ended December 31, 2010, net income increased $14.8 million, or $0.26 per diluted common share, compared to the same period in 2009. Results for the year-end 2009 period include $0.12 per diluted common share associated with the recognition of regulatory assets at ITC Great Plains; 2010 results do not include the recognition of any such regulatory assets. In addition to this item, other key drivers that contributed to year-over-year variances include:
•	Fourth quarter and full year net income results increased due to higher rate base at all operating companies.

•	An increase in net income for the quarter and year-end period due to a lower consolidated effective income tax rate.

•	Increases in net income for the fourth quarter were partially offset by higher non-recoverable expenses.

•	Increases in net income for the fourth quarter and year-end periods were partially offset by higher interest expense resulting from our financing activities for ITC Holdings which were completed in late 2009.
EPS and Capital Expenditure Guidance
For 2011, ITC is reaffirming its full year earnings per share guidance of $3.20 to $3.30. Capital investment guidance for 2011 is also being maintained at $560 to $640 million, which includes $60 to $75 million, $155 to $170 million, $225 to $250 million and $120 to $145 million for ITCTransmission, METC, ITC Midwest and ITC Great Plains, respectively.
Fourth Quarter 2010 Financial Results Detail
ITC’s operating revenues for the fourth quarter increased to $189.1 million from $156.5 million for the same period last year. This increase was primarily due to higher network revenues attributable to higher rate base at our regulated operating subsidiaries and higher recoverable expenses associated with higher operation and maintenance expenses. In addition, the increase resulted from higher regional cost sharing revenues in 2010, due to additional capital projects that have been identified by the Midwest ISO (MISO) and the Southwest Power Pool (SPP) as eligible for regional cost sharing, and due to higher point-to-point revenues resulting from an increase in scheduled transmission flow over our transmission systems. Other revenues also increased largely due to revenue recognized at METC for utilization of its jointly-owned lines under its transmission ownership and operating agreements.
Operation and maintenance (O&M) expenses of $40.6 million were $12.6 million higher during the fourth quarter of 2010 compared to the same period in 2009. This increase was primarily a result of higher vegetation management expenses, higher tower painting expenses, higher site maintenance expenses and higher equipment and structure maintenance. These increases were partially offset by lower vehicle and equipment expenses. The lower O&M expenses in 2009 were due in part to our expense mitigation efforts in 2009.
General and administrative (G&A) expenses of $24.7 million were $5.1 million higher during the fourth quarter of 2010 compared to the same period in 2009. This increase was due in part to personnel additions, and higher professional advisory and consulting services. These increases were partially offset by lower general business expenses. G&A expenses for the fourth quarter of 2010 include a one-time, non-recoverable charge of $2.3 million associated with the organizational changes the company implemented in January 2011.
Depreciation and amortization expenses of $21.4 million increased by $7.8 million during the fourth quarter of 2010 compared to the same period in 2009. This increase was primarily due to a higher depreciable asset base resulting from property, plant and equipment additions. This increase was partially offset by lower depreciation expense at ITC Midwest due primarily to the Federal Energy Regulatory Commission (FERC) approval of a depreciation study for ITC Midwest which revised the depreciation rates used to calculate depreciation expense for the entire 2010 calendar year.

Interest expense of $36.1 million for the fourth quarter of 2010 increased by $2.6 million compared to the same period in 2009, due to higher borrowing levels to finance capital expenditures. This increase was partially offset by lower interest expense on our revolving credit agreements as a result of lower interest rates.
The effective income tax rate for the fourth quarter of 2010 was 34.1 percent compared to 36.4 percent the same period last year.
Year-End 2010 Financial Results Detail
ITC’s operating revenues for the year ended December 31, 2010 increased to $696.8 million from $621.0 million for the same period last year. This increase was primarily due to higher rate base at our regulated operating subsidiaries and higher recoverable expenses due primarily to higher operation and maintenance expenses. In addition, the increase resulted from higher regional cost sharing revenues in 2010, due to additional capital projects that have been identified by MISO and SPP as eligible for regional cost sharing, and higher point-to-point revenues resulting from an increase in scheduled transmission flow over our transmission systems. Other revenues also increased largely due to revenue recognized at METC for utilization of its jointly-owned lines under its transmission ownership and operating agreements.
O&M expenses of $126.5 million were $30.8 million higher for the year ended December 31, 2010 compared to the same period in 2009. This increase was primarily a result of higher vegetation management expenses, higher equipment and structure maintenance expenses, higher tower painting expenses and higher substation facility maintenance expenses. The lower O&M expenses in 2009 were due in part to the expense mitigation efforts in 2009.
G&A expenses of $78.1 million for the year ended December 31, 2010 were $8.9 million higher compared to the same period in 2009. This increase was largely a result of the reduction of expenses in 2009 in connection with the recognition of regulatory assets at ITC Great Plains which did not reoccur in 2010. In addition, G&A expenses increased due in part to personnel additions, higher stock compensation expenses and higher expense associated with development bonuses. These increases were offset by lower professional advisory and consulting services as well as lower general business expenses. G&A expenses for the year ended December 31, 2010 include a one-time, non-recoverable charge of $2.3 million associated with the organizational changes the company implemented in January 2011.
Depreciation and amortization expenses of $87.0 million increased by $1.0 million during the year ended December 31, 2010, compared to the same period in 2009. This increase was due to a higher depreciable rate base resulting from property, plant and equipment additions. This increase was partially offset by lower depreciation expense at ITC Midwest due primarily to the FERC approval of a depreciation study for ITC Midwest which revised the depreciation rates used to calculate depreciation expense for the entire 2010 calendar year.
Interest expense of $142.6 million increased $12.3 million in 2010, due to higher borrowing levels to finance capital expenditures. This increase was partially offset by lower interest expense on our revolving credit agreements as a result of lower interest rates.
The effective income tax rate for the year ended December 31, 2010 was 36.1 percent compared to 37.2 percent in 2009.
Fourth Quarter and Year-End Conference Call
ITC will conduct a conference call to discuss fourth quarter and year-end 2010 earnings results at 11:00 a.m. ET on February 23, 2011. Joseph L. Welch, chairman, president and CEO, will provide a business overview, and Cameron M. Bready, executive vice president, treasurer and CFO, will discuss the financial results. Individuals wishing to participate in the conference call may dial toll-free (877) 644-1296 (domestic) or (914) 495-8555 (international); there is no passcode. A listen-only live webcast of the conference call, including accompanying slides and the Earnings Release, will be available on the company’s investor information page at http://investor.itc-holdings.com/events.cfm. The conference call replay, available through February 28, 2011, can be accessed by dialing toll-free (800) 642-1687 (domestic) or (706) 645-9291 (international), passcode 41929558. The webcast will also be archived on the ITC website at http://investor.itc-holdings.com/events.cfm.
Other Available Information
More detail about the 2010 year-end results may be found in ITC’s Form 10-K filing. Once filed with the Securities and Exchange Commission, an electronic copy of our 10-K can be found at our website, http://investor.itc-holdings.com. Written copies can also be made available by contacting us either through our website or the phone listings below.
About ITC Holdings Corp.
ITC Holdings Corp. (NYSE: ITC) invests in the electricity transmission grid to improve electric reliability, expand access to markets, lower the overall cost of delivered energy and allow new generating resources to interconnect to its transmission systems. The largest independent electricity transmission company in the country, ITC currently operates high-voltage transmission systems and assets in Michigan’s Lower Peninsula and portions of Iowa, Minnesota, Illinois, Missouri and Kansas, serving a combined peak load in excess of 25,000 megawatts through its regulated operating subsidiaries, ITCTransmission, Michigan Electric Transmission Company (METC), ITC Midwest and ITC Great Plains. ITC also focuses on further expansion in areas where significant transmission system improvements are needed through ITC Grid Development and its subsidiaries. For more information, please visit: http://www.itc-holdings.com. (itc-ITC)
Safe Harbor Statement
This press release contains certain statements that describe our management’s beliefs concerning future business conditions, plans and prospects, growth opportunities and the outlook for our business and the electricity transmission industry based upon information currently available. Such statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Wherever possible, we have identified these forward-looking statements by words such as “will,” “may,” “anticipates,” “believes,” “intends,” “estimates,” “expects,” “projects” and similar phrases. These forward-looking statements are based upon assumptions our management believes are reasonable. Such forward looking statements are subject to risks and uncertainties which could cause our actual results, performance and achievements to differ materially from those expressed in, or implied by, these statements, including, among others, the risks and uncertainties disclosed in our annual report on Form 10-K and our quarterly reports on Form 10-Q filed with the Securities and Exchange Commission from time to time.
Because our forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different and any or all of our forward-looking statements may turn out to be wrong. Forward-looking statements speak only as of the date made and can be affected by assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in our discussion in this release and in our annual and quarterly reports will be important in determining future results. Consequently, we cannot assure you that our expectations or forecasts expressed in such forward-looking statements will be achieved. Actual future results may vary materially. Except as required by law, we undertake no obligation to publicly update any of our forward-looking or other statements, whether as a result of new information, future events, or otherwise.

Investor/Analyst contact: Gretchen Holloway (248.946.3595, gholloway@itctransco.com)
Media contact: Louise Beller (248.946.3479, lbeller@itctransco.com)

ITC HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended		Twelve months ended
	December 31,		December 31,
(in thousands, except per share data)	2010	2009	2010	2009
OPERATING REVENUES	$189,067	$156,508	$696,843	$621,015

OPERATING EXPENSES

Operation and maintenance	40,557	27,938	126,528	95,730
General and administrative	24,727	19,578	78,120	69,231
Depreciation and amortization	21,438	13,624	86,976	85,949
Taxes other than income taxes	12,118	11,146	48,195	43,905
Other operating income and expense — net	365	(660)	(297)	(667)

Total operating expenses	99,205	71,626	339,522	294,148

OPERATING INCOME	89,862	84,882	357,321	326,867

OTHER EXPENSES (INCOME)

Interest expense	36,103	33,543	142,553	130,209
Allowance for equity funds used during construction	(3,249)	(3,441)	(13,412)	(13,203)
Loss on extinguishment of debt	—	1,263	—	1,263
Other income	318	(306)	(2,340)	(2,792)
Other expense	863	1,070	2,588	2,918

Total other expenses (income)	34,035	32,129	129,389	118,395

INCOME BEFORE INCOME TAXES	55,827	52,753	227,932	208,472

INCOME TAX PROVISION	19,048	19,189	82,254	77,572

NET INCOME	$36,779	$33,564	$145,678	$130,900

Basic earnings per common share	$0.73	$0.67	$2.89	$2.62
Diluted earnings per common share	$0.71	$0.66	$2.84	$2.58

Dividends declared per common share	$0.335	$0.320	$1.310	$1.250

ITC HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	December 31,	December 31,
(in thousands, except share data)	2010	2009
ASSETS
Current assets
Cash and cash equivalents	$95,109	$74,853
Accounts receivable	80,417	72,352
Inventory	42,286	36,834
Deferred income taxes	—	23,859
Regulatory assets — revenue accruals, including accrued interest	28,637	82,871
Other	5,293	3,244

Total current assets	251,742	294,013

Property, plant and equipment (net of accumulated depreciation and amortization of $1,129,669 and $1,051,045, respectively)	2,872,277	2,542,064
Other assets
Goodwill	950,163	950,163
Intangible assets (net of accumulated amortization of $12,176 and $9,095, respectively)	49,985	51,987
Regulatory assets — revenue accruals, including accrued interest	3,947	20,406

Other regulatory assets	138,152	134,924
Deferred financing fees (net of accumulated amortization of $11,750 and $9,616, respectively)	19,949	21,672
Other	21,658	14,487

Total other assets	1,183,854	1,193,639

TOTAL ASSETS	$4,307,873	$4,029,716

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$66,953	$43,508
Accrued payroll	18,606	13,648
Accrued interest	42,725	39,099
Accrued taxes	19,461	21,188
Regulatory liabilities — revenue deferrals, including accrued interest	17,658	—
Refundable deposits from generators for transmission network upgrades	10,492	25,891
Other	6,509	3,344

Total current liabilities	182,404	146,678

Accrued pension and postretirement liabilities	35,811	31,158
Deferred income taxes	314,979	255,516
Regulatory liabilities — revenue deferrals, including accrued interest	43,202	10,238
Regulatory liabilities — accrued asset removal costs	90,987	112,430
Refundable deposits from generators for transmission network upgrades	14,515	17,664
Other	11,646	10,111
Long-term debt	2,496,896	2,434,398
Commitments and contingent liabilities

STOCKHOLDERS’ EQUITY
Common stock, without par value, 100,000,000 shares authorized, 50,715,805 and 50,084,061 shares issued and outstanding at December 31, 2010 and December 31, 2009, respectively	886,808	862,512
Retained earnings	229,437	149,776
Accumulated other comprehensive income (loss)	1,188	(765)

Total stockholders’ equity	1,117,433	1,011,523

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,307,873	$4,029,716

ITC HOLDINGS CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve months ended
	December 31,
(in thousands)	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$145,678	$130,900
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	86,976	85,949
Revenue accruals and deferrals — including accrued interest	121,315	10,912
Deferred income tax expense	76,746	75,001
Allowance for equity funds used during construction	(13,412)	(13,203)
Recognition of ITC Great Plains regulatory assets	—	(8,191)
Other	13,991	13,820
Changes in assets and liabilities, exclusive of changes shown separately:
Accounts receivable	(9,479)	(12,986)
Inventory	(5,452)	(14,599)
Other current assets	(2,049)	903
Accounts payable	2,210	(6,097)
Accrued payroll	4,893	2,003
Accrued interest	3,626	1,320
Accrued taxes	(2,071)	3,073
Other current liabilities	2,770	(2,049)
Other non-current assets and liabilities, net	(2,409)	1,179

Net cash provided by operating activities	423,333	267,935

CASH FLOWS FROM INVESTING ACTIVITIES
Expenditures for property, plant and equipment	(388,401)	(404,514)
Proceeds from sale of securities	14,576	1,182
Purchases of securities	(14,587)	(5,309)
Other	(449)	(321)

Net cash used in investing activities	(388,861)	(408,962)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of long-term debt	90,000	333,670
Repayment of long-term debt	—	(100,000)
Borrowings under revolving credit agreements	475,627	623,966
Repayments of revolving credit agreements	(503,593)	(671,834)
Issuance of common stock	8,908	3,575
Dividends on common stock	(66,041)	(62,408)
Refundable deposits from generators for transmission network upgrades	21,618	40,279
Repayment of refundable deposits from generators for transmission network upgrades	(39,913)	(5,228)
Other	(822)	(4,250)

Net cash (used in) provided by financing activities	(14,216)	157,770

NET INCREASE IN CASH AND CASH EQUIVALENTS	20,256	16,743

CASH AND CASH EQUIVALENTS — Beginning of period	74,853	58,110

CASH AND CASH EQUIVALENTS — End of period	$95,109	$74,853